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EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ALLIANCE GAMING CORPORATION,

APT GAMES, INC.

AND

THE SANDS REGENT

WITH RESPECT TO

PLANTATION INVESTMENTS, INC.,

D/B/A RAIL CITY CASINO

DATED

December 5, 2003

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EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Trademark Assignment Agreement

EXHIBIT D	Form of Supply Agreement

EXHIBIT E	Form of Officer’s Certificate of Seller and Alliance

EXHIBIT F	Form of Officer’s Certificate of Buyer

EXHIBIT G	Form of Landlord Estoppel

SCHEDULES

SCHEDULE 1

SCHEDULE 2.6(b)(i)

SCHEDULE 2.8(b)

SCHEDULE 3.2

SCHEDULE 3.3

SCHEDULE 3.4(a)

SCHEDULE 3.4(b)

SCHEDULE 3.5

SCHEDULE 3.6(a)

SCHEDULE 3.6(b)

SCHEDULE 3.6(c)

SCHEDULE 3.6(d)

SCHEDULE 3.6(e)

SCHEDULE 3.7

SCHEDULE 3.8

SCHEDULE 3.9

SCHEDULE 3.10

SCHEDULE 3.10(a)

SCHEDULE 3.11

SCHEDULE 3.12

SCHEDULE 3.13

SCHEDULE 3.14

SCHEDULE 3.15

SCHEDULE 3.17

SCHEDULE 3.18

SCHEDULE 3.19

SCHEDULE 3.20

SCHEDULE 4.4

SCHEDULE 4.7

SCHEDULE 5.9

SCHEDULE 7.1(f)

SCHEDULE 7.2(f)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 5, 2003 (the “Signing Date”), by and among Alliance Gaming Corporation, a Nevada corporation (“Alliance”), APT Games, Inc., a Nevada corporation and a wholly owned subsidiary of Alliance (“Seller”), and The Sands Regent, a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, no par value per share (the “Shares”), of Plantation Investments, Inc., a Nevada corporation d/b/a Rail City Casino (the “Company”);

WHEREAS, the Company operates a casino with approximately 530 gaming devices, 8 table games, live keno and a restaurant, and offers a race and sports book that is operated by an independent race and sports book operator (the “Business”); and

WHEREAS, on the terms and subject to the conditions hereof, Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person (the terms “controls,” “controlled” or “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alliance” has the meaning set forth in the Preamble.

“Alliance 401(k) Plan” has the meaning set forth in Section 3.9.

“Allocation” has the meaning set forth in Section 12.1.

“BofA Deed of Trust” has the meaning set forth in Section 5.16.

“BofA Loan Agreement” has the meaning set forth in Section 5.16.

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“Boring Area” has the meaning set forth in Section 5.17.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Expenses” has the meaning set forth in Section 10.1.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.6.

“Buyer Plans” has the meaning set forth in Section 8.3.

“Buyer’s Advisors” has the meaning set forth in Section 5.14.

“Cash on Hand” has the meaning set forth in Section 5.5.

“Cash Payment” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing EBITDA” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all of the contracts, purchase orders and agreements (whether written or oral) to which the Company is a party or is legally bound.

“Deposit” has the meaning set forth in Section 2.3.

“EBITDA” shall mean the sum of net income (or loss) of the Company (after eliminating all extraordinary or nonrecurring items of income or loss), plus, to the extent included in computing such net income (or loss), without duplication, (i) all interest and other similar expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, plus (ii) all expenses for income taxes (whether paid, accrued or deferred), plus (iii) all depreciation and amortization of any assets or other non cash charges (including any depreciation, amortization or write-off of intangible assets, transaction costs or goodwill), less (iv) interest and other similar income in respect of money loaned by the Company and deposits of the Company, and, less (v) to the extent not included in computing such net income (or loss), expenses of the Company which are paid by Alliance or any Affiliate of Alliance as though paid or accrued by the Company. In determining EBITDA for any period, to the extent that as a result of conduct outside the Ordinary Course of Business any items of income of the Company that have been shifted out of such period, or any items of expense that have been shifted into such period, such items of income or expense shall be reclassified into the appropriate period. Each item included in the calculation of EBITDA above shall be calculated, to the extent applicable, in accordance with GAAP, in each case consistent with the Financial Statements, books and records

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and past practice of the Company (except as expressly provided in clause (v)) and in a manner consistent with the method of calculation used in determining EBITDA as set forth on Schedule 1.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan (including any Multiemployer Plan), (c) Employee Welfare Benefit Plan or (d) Other Employee Benefit Obligation.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Law relating to the regulation or protection of the environment or natural resources or the emission release, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, fines, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Buyer or the Company, by any person or entity, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, Release, discharge or emission into the environment of any Hazardous Material or substances existing or arising on, beneath or above the Owned Property or the Leased Property or other assets of the Company and/or emanating or migrating from or onto the Owned Property or the Leased Property; or (ii) the violation, by Seller, of any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller (within the meaning of Section 414(b) or 414(c) of the Code).

“Escrow Account” has the meaning set forth in Section 2.3.

“Escrow Agreement” has the meaning set forth in Section 2.3.

“Estoppel Certificate” has the meaning set forth in Section 5.13.

“Exception Review Period” has the meaning set forth in Section 13.1.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

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“Final Cash Count” has the meaning set forth in Section 5.5.

“Final Cash Schedule” has the meaning set forth in Section 5.5.

“Financial Statements” has the meaning set forth in Section 3.4.

“GAAP” means United States generally accepted accounting principles as in effect at the time in question.

“Gaming Regulations” means the Regulations of the Nevada Gaming Commission and the State Gaming Control Board.

“Governmental Entity” has the meaning set forth in Section 3.5.

“Hazardous Material” means (a) any petroleum or petroleum fraction, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); and (b) any chemicals or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” or “toxic substances,” under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.18.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Investigation Area” has the meaning set forth in Section 5.17.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the Ordinary Course of Business of the Company).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means that any one or more of Robert Miodunski, Robert Saxton, Teri Grandfield, Rob Woodson, Mark Lerner, Tim Rudolf, Lisa Rahme, Kathy Picollo, Dan Standefer, P.J. Connelly, Doug Hunt, Roger Clark, Eric McCoy, Garrett McKeenan, Pamela Bowsher or Michael Rowe has actual knowledge of such fact.

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“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Entity.

“Leased Property” has the meaning set forth in Section 3.6.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 9.1.

“Marks” has the meaning set forth in Section 3.24.

“Material Adverse Effect” means any material change in or effect on the Business that is materially adverse to the Business or other conditions, or results of operations of the Company, excluding from the foregoing any event, change or circumstance arising out of (a) the compliance by the Company with the terms and conditions of this Agreement, (b) changes in applicable Laws or regulations or in generally accepted accounting principles, or (c) general economic or financial conditions or other developments which are not unique to the Company.

“Material Contracts” has the meaning set forth in Section 3.10.

“Minimum Cash on Hand” has the meaning set forth in Section 5.5.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Objectionable Title Matters” has the meaning set forth in Section 13.1.

“Order” means any award, decision, writ, judgment, decree, injunction, ruling, subpoena, verdict, entered, issued, made or rendered by any court, arbitrator, administrative agency, or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Ordinary Course of Business” an action taken by Seller or the Company will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) the action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of that Person; and

(b) the action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

“Other Employee Benefit Obligation” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees, or agents, including, without limitation, bonus, incentive compensation, stock option and severance plans, agreements and arrangements.

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“Outstanding Items” has the meaning set forth in Section 5.7.

“Owned Property” has the meaning set forth in Section 3.6.

“Permits” has the meaning set forth in Section 3.5.

“Permitted Exceptions” means (a) all real estate taxes and assessments not delinquent as of the Closing; (b) the state of facts that would be disclosed by a current, accurate survey of the Owned Property or Leased Property or, if Buyer has obtained an ALTA survey of the Owned Property or Leased Property acceptable to the Title Company, the state of facts disclosed by that survey and approved, or deemed approved, by Buyer pursuant to Section 13.1; (c) zoning ordinances and regulations and any other laws, ordinances, or governmental regulations restricting or regulating the use, occupancy, or enjoyment of the Owned Property or Leased Property; (d) all liens, encumbrances, easements, covenants, conditions, and restrictions of record disclosed on the Preliminary Title Report or any subsequent revision of the Preliminary Title Report approved, or deemed approved, by Buyer in accordance with the terms hereof; and (e) any matter imposed upon the Owned Property or Leased Property by Buyer or arising as a result of the actions of Buyer.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to any liability of the Company that is not yet due or delinquent and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect.

“Person” means any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

“Plan” has the meaning set forth in Section 3(3) of ERISA.

“Post-Closing Adjustment” has the meaning set forth in Section 2.8.

“Post-Closing Assets” has the meaning set forth in Section 2.8.

“Post-Closing Liabilities” has the meaning set forth in Section 2.8.

“Post-Closing Recalculation” has the meaning set forth in Section 2.8.

“Post-Closing Schedule” has the meaning set forth in Section 2.8.

“Preliminary Title Report” means the preliminary title report for the Owned Property and the Leased Property issued by First American Title Company of Nevada on October 9, 2003.

“Promissory Note” has the meaning set forth in Section 2.3.

“Purchase Price” has the meaning set forth in Section 2.2.

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“Qualified Plan” means each Employee Benefit Plan which is intended to qualify under Section 401 of the Code.

“Real Property” means, collectively, the Owned Property and the Leased Property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, disposing and placing, including the abandonment or discarding of barrels, tanks, containers and other closed receptacles containing any Hazardous Materials, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Section 338(h)(10) Election” has the meaning set forth in Section 12.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Title Response” has the meaning set forth in Section 13.1.

“Shares” has the meaning set forth in the Recitals.

“Signing Date” has the meaning set forth in the Preamble.

“Straddle Periods” has the meaning set forth in Section 12.2.

“Superior Proposal” means any bona fide proposal for a Third Party Sale from any person other than Seller, Buyer or any Affiliates thereof which Seller determines in its good faith judgment to be more favorable, from a financial point of view, than the transactions contemplated hereby, taking into account the terms and conditions of the proposal and the those of the transactions contemplated hereby.

“Supply Agreement” has the meaning set forth in Section 2.6.

“Surveys” means ALTA surveys of each parcel of Owned Property and Leased Property in each case in a form required by the Title Company as a condition to issuance of a policy of extended coverage title insurance for such Owned Property or Leased Property (as applicable).

“Tanks” has the meaning set forth in Section 5.17.

“Tax” or “Taxes” means any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any other foreign taxing authority under any statute or regulation, including, without limitation, all income, sales and use, gaming, property, ad valorem, excise, payroll, and other taxes, all import and export taxes, duties and fees, and all interest, penalties and additions thereto.

“Tax Claim” has the meaning set forth in Section 12.5.

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“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to or concerning Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Termination Notification Period” has the meaning set forth in Section 10.1.

“Testing” has the meaning set forth in Section 5.17.

“Third Party Sale” means the acquisition by a Person other than Seller, Buyer or any Affiliates thereof, directly or indirectly, (a) for consideration consisting of cash and/or securities, of more than a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, or (ii) of the Company by merger or consolidation.

“Title Company” means First American Title Insurance Company of Nevada.

“Title Policies” has the meaning set forth in Section 7.1.

“Title Policy” has the meaning set forth in Section 7.1.

“Title Exceptions” has the meaning set forth in Section 13.1.

“Trademark Assignment Agreement” has the meaning set forth in Section 2.6.

“Trailing Twelve Month Period” has the meaning set forth in Section 2.2.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all of the Shares.

Section 2.2 Purchase Price. At the Closing, subject to any adjustment provided in Section 2.8, Buyer shall pay to Seller, as the purchase price for the Shares (the “Purchase Price”), an aggregate amount equal to the lesser of: (a) Thirty Eight Million Dollars ($38,000,000) or (b) six (6) times EBITDA of the Company for the previous twelve (12) months (the “Trailing Twelve Month Period”) ending on the last day of the month immediately prior to the month in which Buyer receives approval of all gaming licenses from the Nevada Gaming Commission (the “Closing EBITDA”).

Section 2.3 Payment of Purchase Price. Buyer shall pay to Seller the Purchase Price in cash and other consideration as follows:

(a) At the Closing, Buyer shall pay Seller cash in the amount of the Purchase Price minus the Deposit minus the principal amount of the Promissory Note, by wire transfer of immediately available funds (the “Cash Payment”).

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(b) At the Closing, Buyer shall execute, in favor of Seller, a promissory note in the principal amount of up to Three Million Dollars ($3,000,000), substantially in the form attached as Exhibit A hereto. (the “Promissory Note”).

(c) On the Signing Date, Buyer shall deliver as a deposit the amount of One Million Dollars ($1,000,000) (the “Deposit”), into an escrow account (the “Escrow Account”), upon the terms and conditions set forth in an Escrow Agreement, substantially in the form attached as Exhibit B hereto (the “Escrow Agreement”). On the Closing Date, Buyer will cause the Escrow Agent (as defined in the Escrow Agreement) to deliver the deposit and all interest earned thereon to Seller.

Section 2.4 Signing Deliveries. Concurrently with the execution and delivery of this Agreement by the parties hereto:

(a) Buyer shall deliver the Deposit into the Escrow Account.

(b) Buyer, Seller and the Escrow Agent shall execute and deliver the Escrow Agreement.

Section 2.5 Closing. The closing of the purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Bible Hoy & Trachok, 201 W. Liberty Street, Reno, Nevada, within ten (10) days after receipt of all required gaming licenses, or at such other time and place as the parties may agree (such time and date, the “Closing Date”).

Section 2.6 Closing Deliveries.

(a) At the Closing, Seller will deliver to Buyer:

(i)	a certificate or certificates representing the Shares, duly endorsed for transfer to Buyer or Buyer’s designee;

(ii)	a good standing certificate for the Company from the Nevada Secretary of State;

(iii)	the Trademark Assignment Agreement between Alliance and Buyer substantially in the form attached as Exhibit C hereto (the “Trademark Assignment Agreement”);

(iv)	the Supply Agreement among Bally Gaming, Inc., Buyer and the Company substantially in the form attached as Exhibit D hereto (the “Supply Agreement”), executed by Bally Gaming, Inc. and the Company;

(v)	any consents required pursuant to Section 7.1(f);

(vi)	the resignations of all of the officers and directors of the Company in their capacity as such; and

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(vii)	a certificate substantially in the form attached as Exhibit E hereto, executed by Seller and Alliance, representing and warranting to Buyer (A) that each of Seller’s and Alliance’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date, and (B) that each of Seller’s and Alliance’s covenants and obligations required to be complied with prior to Closing have been so complied with in all material respects.

(b) At the Closing, Buyer will deliver, or will cause to be delivered, to Seller:

(i)	the Cash Payment, by wire transfer to the account set forth on Schedule 2.6(b)(i);

(ii)	the Deposit and all interest earned thereon, by wire transfer to the account set forth on Schedule 2.6(b)(i);

(iii)	the Promissory Note, executed by Buyer.

(iv)	the Trademark Assignment Agreement, executed by Buyer;

(v)	the Supply Agreement, executed by Buyer;

(vi)	any consents required pursuant to Section 7.2(f); and

(vii)	a certificate substantially in the form attached as Exhibit F hereto, executed by Buyer, representing and warranting to Seller (A) that Buyer’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date, and (B) that Buyer’s covenants and obligations required to be complied with prior to Closing has been so complied with in all material respects.

Section 2.7 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all cash and cash equivalents of the Company (except for the Minimum Cash on Hand as set forth in Section 5.5), including, without limitation, all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities, uncashed checks received by the Company on or prior to the Closing Date, and all interest and dividends thereon are specifically excluded from the transactions contemplated hereby and shall be retained by Seller following the Closing.

Section 2.8 Post-Closing Adjustments.

(a) On or before ten business days after the Closing Date, a representative of Buyer and a representative of Seller shall jointly prepare a mutually agreed upon schedule (the “Post-Closing Schedule”) that sets forth (i) all unpaid wages, salaries, commissions,

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Management Incentive Plan bonuses, fringe benefit payments (including vacation pay), and all other unpaid direct and indirect compensation of any kind for all services performed by the Company’s employees prior to the Closing Date; (ii) any slot-club liability, any chip and token liability or any complimentary arrangement for food or beverage or lodging arising prior to the Closing Date for any guest or customer of the Company that has not been accrued and reserved in the Ordinary Course of Business; (iii) any amount of accrued liability as determined by the amount shown as of 10:00 A.M. PST on the Closing Date on the progressive meter of all of the Company’s progressive slot machines that exceed the base jackpot of such machines (items (i), (ii) and (iii), collectively, the “Post-Closing Liabilities”); (iv) any amount of prepaid balances (including but not limited to taxes, insurance, and deposits) apportioned to the period after the Closing Date in the manner described in Section 12.1 and to the extent Buyer receives benefit thereof; and (v) inventories, including but not limited to promotional items and food and beverage items in the restaurant as of the Closing Date (items (iv) and (v), collectively, the “Post-Closing Assets”). Seller agrees to pay to Buyer by wire transfer of immediately available funds, cash in the amount of the excess, if any, of the Post-Closing Liabilities over the Post-Closing Assets as soon as practicable after final determination of the Post-Closing Schedule. If the amount of Post-Closing Assets exceeds the amount of Post-Closing Liabilities, Buyer agrees to pay to Seller cash in the amount of such excess as soon as practicable after final determination of the Post-Closing Schedule. Any such payment made pursuant to this Section 2.8(a) shall be referred to herein as the “Post-Closing Adjustment” and unless otherwise required by applicable law shall be treated for tax purposes as an adjustment to the Purchase Price.

(b) The Post-Closing Schedule shall be prepared in a manner consistent with the Accounting Principles. Attached hereto as Schedule 2.8(b) is an example of the Post-Closing Schedule of the Business, as of September 30, 2003, which illustrates, and shall be used as a model, in preparing the Post-Closing Schedule. “Accounting Principles” means that each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each item included in the Post-Closing Schedule prepared as of the Closing Date shall be calculated in accordance with GAAP, in each case, consistent with the Financial Statements, books and records and past practice of the Company and in a manner consistent with the method of calculation used in determining the Post-Closing Adjustment as set forth on Schedule 2.8(b).

(c) If, within two years of the Closing Date, either party discovers an error in or omission from the Financial Statements that (i) was in existence on the Closing Date, (ii) relates to the Trailing Twelve Month Period, and (iii) caused the Closing EBITDA to be miscalculated, the parties expressly agree that damages for such an error or omission shall include either the six times EBITDA multiple that was used to calculate the Purchase Price or, in the case that the Purchase Price was $38,000,000, the multiple that is obtained by dividing $38,000,000 by the Closing EBITDA. Upon discovery of such an error or omission, the discovering party shall provide notice to the other party of such event within fifteen business days. On or before fifteen business days after receipt of such notice the parties shall jointly prepare a mutually agreed upon schedule that sets forth the revised EBITDA, the revised Purchase Price (which amount shall not exceed $38,000,000) and the total amount of damages. Each party agrees to pay the other party cash in the amount of such damages as soon as practicable after final determination of the total amount of such damages. Any such payment made pursuant to this Section 2.8(c) shall be referred to herein as the “Post-Closing

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Recalculation” and unless otherwise required by applicable law shall be treated for tax purposes as an adjustment to the Purchase Price. The sole and exclusive remedy for any damages for miscalculation of the Closing EBITDA based on an error or omission from the Financial Statements shall be this Section 2.8(c). Notwithstanding anything in this Agreement to the contrary, Losses based on breaches of representations, warranties and covenants of this Agreement shall not be deemed to be an error or omission from the Financial Statements for purposes of this Section 2.8(c).

(d) If the parties are unable to agree upon a Post-Closing Adjustment within the period provided in clause (a) above, or upon a Post-Closing Recalculation within the period provided in clause (c) above, and the amount of the disputed difference in the Post-Closing Adjustment or the Post-Closing Recalculation is less than or equal to $75,000, the Post-Closing Adjustment or the Post-Closing Recalculation, as the case may be, shall be deemed to be the average of the parties’ respective Post-Closing Adjustments or Post-Closing Recalculations. Any agreement among Buyer and Seller relating to the Post-Closing Adjustment or the Post-Closing Recalculation shall be final and binding upon all of the parties hereto.

(e) If the parties are unable to agree on a Post-Closing Adjustment within the period provided in clause (a) above, or upon a Post-Closing Recalculation within the period provided in clause (c) above, and the amount of the disputed difference in the Post-Closing Adjustment or the Post-Closing Recalculation is greater than $75,000, then the disputed matters shall be determined pursuant to Section 14.12 hereof and such determination shall be final and binding upon all of the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND ALLIANCE

Seller and Alliance hereby represent and warrant to Buyer that:

Section 3.1. Corporate Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under any contract to which it is a party.

Section 3.2 Authority of Seller; No Breach. Except as otherwise disclosed on Schedule 3.2, this Agreement has been duly authorized and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Seller. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby to be consummated by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate

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proceedings on the part of Seller and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and perform its obligations under this Agreement.

Section 3.3 Capitalization; Ownership of the Shares. The authorized capital stock of the Company consists of 2,500 shares of Common Stock, of which 100 are issued and outstanding. Other than the Shares, there are no equity or other ownership interests or securities of the Company issued and outstanding. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares. Except as otherwise disclosed on Schedule 3.3, Seller owns the Shares, free and clear of all Liens, provided however, that, at the Closing, Seller shall have marketable title and own and hold the Shares free and clear of all Liens. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company nor are there any restrictions relating to the transfer of any equity securities of the Company stated in the Articles of Incorporation or By-Laws of Company except that any such transfer may not violate the provisions of the Nevada Gaming Control Act.

Section 3.4 Financial Statements. Seller has delivered to Buyer true and complete copies of the audited balance sheet of the Company as of June 30, 2003, the related audited statement of operations for the fiscal year then ended and all audited financial statements (collectively, the “Financial Statements”) prepared pursuant to Gaming Regulation 6.080.

(a) The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the date thereof and its statements of operations, shareholders’ equity and cash flows for the period then ended. Other than as expressly set forth in the Financial Statements and the notes thereto, the Company does not have any “off-balance sheet arrangement” (as such term is defined in Item 303 of Regulation S-K, assuming for these purposes that the Company is the “registrant”). The Financial Statements are set forth on Schedule 3.4(a).

(b) Except as otherwise disclosed on Schedule 3.4(b), since June 30, 2003 there has been no Material Adverse Effect.

Section 3.5 Licenses and Permits. Except as otherwise disclosed on Schedule 3.5, the Company has received and holds all permits, registrations, licenses, franchises, certifications and other approvals and authorizations (collectively, “Permits,” required from any court or tribunal, or administrative, governmental or regulatory body, agency or authority, including any gaming authority (each, a “Governmental Entity”) in order for the Company to conduct and operate the Business as currently conducted or operated, and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used, except where failure to hold such permits, registrations, licenses, franchises, certifications or other approvals and authorizations would not have a Material Adverse Effect.

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Section 3.6 Real Property.

(a) Schedule 3.6(a) sets forth a complete and correct list of (i) each parcel of real property owned by the Company (the “Owned Property”), (ii) each parcel of real property leased by the Company (as lessor or lessee) (the “Leased Property”) and (iii) all Liens (other than Permitted Liens and Liens of record but of which Seller has received no actual notice) relating to or affecting each parcel of the Owned Property and leasehold interest of the Leased Property.

(b) Except as otherwise disclosed on Schedule 3.6(b), the Company has good and marketable title to each parcel of the Owned Property. Except as otherwise disclosed on Schedule 3.6(b), the Company is in possession of each parcel of the Owned Property and Leased Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.

(c) The Company has a valid and subsisting leasehold estate in the Leased Property for the full term of the lease thereof. There are no material oral or written modifications or amendments to any of such leases that have not been made available to Buyer or its agents. Each such lease is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and, to the Knowledge of Seller, of each other Person that is a party thereto, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally. Except as disclosed on Schedule 3.6(c), no such lease provides that the transfer of the Shares as provided for herein is deemed to be an assignment of such lease requiring the consent of the landlord thereunder.

(d) Except as otherwise disclosed on Schedule 3.6(d), Seller has received no written notice of any pending or proposed action, proceeding, litigation or arbitration (or any other common method of alternative dispute resolution) (i) to take all or any portion of the Owned Property or the Leased Property, or any interest therein, by eminent domain; (ii) to modify the zoning, use or development of such property; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the such property; or (iv) that would otherwise materially interfere with the use, ownership, improvement, development and/or operation of such property. Except as otherwise disclosed on Schedule 3.6(d), Seller has received no written notice of any material violations of any Laws affecting the Owned Property and the Leased Property.

(e) Except as otherwise disclosed on Schedule 3.6(e), there are no contracts or other obligations outstanding for the sale, exchange, lease or transfer of any of the Owned Property, or any portion thereof, or the sale, exchange, lease, sublease or transfer of the Leased Property, or the business operated by Seller thereon.

(f) To the Knowledge of Seller, there are no material events of default by any of the landlords under any lease with respect to any of the Leased Property. Seller has not waived in writing any material obligation of any such landlord under such leases or any material right of Seller under such leases.

Section 3.7 Personal Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all material tangible and intangible personal property used in the Business. Except as otherwise disclosed on

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Schedule 3.7, all such tangible and intangible personal property is free and clear of all Liens, other than Permitted Liens and Liens that neither individually nor in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on Schedule 3.7, no consent of any lessor of such personal property is required in connection with the transactions contemplated by this Agreement.

Section 3.8 Labor Relations; Employees. Except as otherwise disclosed on Schedule 3.8:

(a) The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company. There has not occurred nor, to the Knowledge of Seller, has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, nor to the Knowledge of Seller, threatened.

(b) The Company has no Contracts with employees or consultants, nor any severance Contracts, programs or policies or any other arrangements providing for the payment or acceleration of payment of compensation or other benefits upon termination of employment or a change of control of the Company.

(c) Every employee of the Company is currently employed “at will” and, subject to any rights granted by any applicable Law, may be terminated at any time without notice.

(d) There are no releases of liability or severance agreements obtained or entered into by the Company and any current or former employee under which the Company is presently liable.

(e) There has been no unfair labor practice, safety, health, discrimination, wage or other claim, charge, complaint, or suit pending or, to the Knowledge of Seller, threatened against or involving the Company before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state, or local agency.

(f) There has been no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of the Company, nor has there been any custom or practice recognizing any labor organization, group, association or union as the representative of any employees.

Section 3.9 Employee Benefit Plans and Arrangements; ERISA. Except as otherwise disclosed on Schedule 3.9:

(a) The Company does not maintain any Employee Benefit Plan, and Alliance, Seller, and their Affiliates do not maintain any Employee Benefit Plans which provide benefits to any employee of the Company.

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(b) The Company, Alliance, Seller, and their Affiliates do not maintain and are not obligated to provide material benefits under any Employee Benefit Plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees of the Company other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c) Neither the Company nor any ERISA Affiliate has at any time contributed to or had any obligation to contribute to any Multiemployer Plan.

(d) None of the Employee Benefit Plans of the Company and no Plans of any ERISA Affiliate are subject to Title IV of ERISA.

(e) All Employee Benefit Plans maintained by Company are in full force and effect, and neither Company, Alliance, Seller nor any of their Affiliates, nor any other party is in default under the Employee Benefit Plans. There have been no claims of defaults and, there are no facts and or conditions that if continued, or on notice, will result in a default under these Employee Benefit Plans. Company, Alliance, Seller and their Affiliates have complied with all applicable laws for each of the Employee Benefit Plans maintained by Company, including without limitation, the provisions of ERISA and the Internal Revenue Code of 1986, as amended, if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such Employee Benefit Plans, by or on behalf of any employee covered under any such plans, or otherwise involving any such Employee Benefit Plans, that allege a breach of fiduciary duties or violation of other applicable state or federal laws; nor is there any basis for such a claim. All Employee Benefit Plans maintained by Company may be amended and/or terminated in the sole discretion of the Board of Directors of Company.

(f) The Alliance Gaming Corporation Profit Sharing 401(k) Plan (the “Alliance 401(k) Plan”) is intended to satisfy the requirements of 401(a) of the Code and the Administrator of the Alliance 401(k) Plan is not aware of any provisions or operations of the Alliance 401(k) Plan that would result in disqualification of the Alliance 401(k) Plan.

Section 3.10 Material Contracts and Relationships. Except as otherwise disclosed on Schedule 3.10:

(a) Schedule 3.10(a) sets forth a complete and correct list of the following agreements to which the Company is a party or by which it is bound (all agreements set forth in Schedule 3.10(a) are collectively referred herein to as the “Material Contracts”):

(i)	All Contracts (not otherwise listed in a specific clause under this Section 3.10) to which the Company is a party or is bound that relate to the Business and provide for annual payments by or to the Company in excess of Twenty Five Thousand Dollars ($25,000);

(ii)	All partnership, joint venture, shareholders’ or other similar contracts with any Person;

(iii)	All employment, consulting and similar employment Contracts;

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(iv)	All Contracts relating to any debt owed by the Company to any Person in excess of Twenty Five Thousand Dollars ($25,000); and

(v)	All Contracts that restrict or limit the Company’s freedom, presently or in the future, to operate the Business, compete, or to sell products or services.

(b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable by the Company in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally. There are no liabilities of the Company under any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Company thereto.

Section 3.11 Transactions with Affiliates. Except as otherwise disclosed on Schedule 3.11, (a) there is no Indebtedness between the Company, on the one hand, and Seller, any officer, director or Affiliate (other than the Company) of Seller, on the other, (b) the Company does not provide or cause to be provided any assets, services or facilities to Seller, or any such officer, director or Affiliate which are individually or in the aggregate material to the Business (c) Seller, or any such officer, director or Affiliate does not provide or cause to be provided any assets, services or facilities to the Company which are individually or in the aggregate material to the Business, and (d) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Seller, or any such officer, director or Affiliate.

Section 3.12 Compliance with Laws. Since January 1, 1998, except as otherwise disclosed on Schedule 3.12, the operation of the Business has been conducted, in all material respects, in substantial compliance with all Laws applicable to the Company.

Section 3.13 Litigation. Except as otherwise disclosed on Schedule 3.13:

(a) There is no material legal, administrative, arbitration or other proceeding or any investigation by any Governmental Entity pending against the Company or affecting any of its assets.

(b) To the Knowledge of Seller, there is no material legal, administrative, arbitration or other proceeding or any investigation by any Governmental Entity threatened against the Company or any of its assets.

(c) There are no agreements or contracts between Seller or Alliance and any Governmental Entity, or any decree by any Governmental Entity, arising out of any current or previously existing violation of any Laws which would adversely affect in any material respect Seller’s ability to consummate the transactions contemplated by this Agreement.

(d) There is no action, suit, or proceeding instituted, or to the Knowledge of Seller threatened, against the Company challenging the legality or validity of, or otherwise seeking to restrain or prohibit, the transactions contemplated by this Agreement.

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Section 3.14 Taxes. Except as otherwise disclosed on Schedule 3.14:

(a) The Company has timely filed (taking into account all available extensions) all Tax Returns required to have been filed by it and has paid or adequately reserved all Taxes shown as due thereon. All such Tax Returns were true, correct and complete in all material respects;

(b) There is no pending or, to the Knowledge of Seller, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company;

(c) The Company has not waived any statute of limitations with respect to the assessment of any Tax;

(d) There are no existing liens for Taxes due and payable upon any assets of the Company, except liens for current Taxes not yet due or Taxes that are being contested in good faith through appropriate proceedings;

(e) The Company is not currently a party to any tax sharing or tax allocation agreement; and

(f) Seller is not a foreign person within the meaning of Code section 1445.

Section 3.15 Insurance. Schedule 3.15 contains a complete and correct list of all insurance policies owned or held by the Company or its Affiliates on behalf of the Company as of the date hereof. Except as otherwise disclosed on Schedule 3.15, no notice or other communication has been received by the Company during the last twelve months from any insurance company canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies.

Section 3.16 Environmental Matters. Except for facts, circumstances or conditions that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and except as disclosed in the Phase I Environmental Site Assessment conducted by Buyer:

(a) There has been no disposal or release of Hazardous Material by the Company or, to the knowledge of Seller, any other party, on, under, in, from or on to any Owned Property, Leased Property or otherwise related to the operations of the Company (or property formally owned by the Company).

(b) Since January 1, 1998, the Company has not received any notice, demand, letter, claim or request for information relating to the property owned or operated by the Company or property formerly owned or operated by the Company alleging violation of or liability under any applicable Environmental Law.

(c) To the knowledge of Seller, there are no underground or aboveground storage tanks or other under or aboveground storage receptacles (or associated equipment or

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piping) containing Hazardous Material currently located at or on any property owned or operated by the Company.

(d) There are no polychlorinated biphenyls or friable asbestos located or contained at, on or in the property owned or operated by the Company.

(e) Seller has not received any written notice issued pursuant to the citizen’s suit provision of any applicable Environmental Law relating to the operations of the Business.

Section 3.17 Brokerage Fees. Except as otherwise disclosed on Schedule 3.17, no Person is entitled to any brokerage or finder’s fee or other commission from Seller or the Company in respect of this Agreement or the transactions contemplated hereby.

Section 3.18 Consents and Approvals. Except as otherwise disclosed on Schedule 3.18 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), other federal securities laws, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution and delivery of this Agreement by Seller does not, and the performance of the transactions contemplated hereby by Seller will not, require any filing with or notification to, or any consent, approval, authorization, waiver or permit from, any Governmental Entity or any other Person.

Section 3.19 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of Seller or the Company under, any provision of: (a) the Articles of Incorporation or By-Laws or other organizational or governing documents of Seller or the Company, (b) except as otherwise disclosed on Schedule 3.19 and except for any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect, any contractual obligation of Seller or Company under the Material Contracts as to which either Seller or the Company is a party or otherwise bound, or (c) except for any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect, any Order or Law.

Section 3.20 No Changes. Except as otherwise disclosed on Schedule 3.20 or as otherwise permitted under this Agreement and occurring after the date hereof, since June 30, 2003, the Company has not, directly or indirectly: (a) incurred any material liability or obligation (whether accrued, absolute, contingent or otherwise) except in the Ordinary Course of Business and in a manner consistent with past practices; (b) incurred any indebtedness for borrowed money or entered into any commitment to guarantee, assume or endorse any such liability; (c) sold, transferred or otherwise disposed of any material assets except as permitted by this Agreement or in the Ordinary Course of Business; (d) conducted its business or entered into any transaction except in the Ordinary Course of Business and in a manner consistent with past practices; (e) made any changes to its Articles of Incorporation or By-Laws or other

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organizational or governing documents; or (f) suffered damage to or destruction or loss of any asset or property of the Company that would have a Material Adverse Effect, whether or not covered by insurances.

Section 3.21 Absence of Certain Business Practices. Neither Seller nor Company nor any Person acting by or on behalf of Seller or Company has given or agreed to give directly or indirectly, any unlawful gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business), which would subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.

Section 3.22 Additional Reports. Seller has delivered to Buyer true and complete copies of (a) the Company’s system of internal controls established pursuant to Gaming Regulation 6.090, (b) all compliance reports prepared thereunder, and (c) all records maintained pursuant to Gaming Regulations then in effect.

Section 3.23 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company. The warranty provided for in this Section 3.23 shall survive the Closing.

Section 3.24 Intellectual Property. Alliance is the sole and exclusive owner of all right, title and interest in and to all of the trademarks (the “Marks”) being assigned to Buyer pursuant to the Trademark Assignment Agreement and to the Knowledge of Seller, no such Marks infringe any third party intellectual property rights or are subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by Seller or restricting the assignment by Alliance to Buyer. Neither Alliance nor Seller has threatened or initiated any claim against any third party alleging that such third party infringes the Marks and, to the Knowledge of Seller, no third party is infringing the Marks.

Section 3.25 Inventories. All inventories of the Company, including but not limited to promotional items and food and beverage items in the restaurant as of the Closing Date, consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company and the Business as currently conducted.

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Section 3.26 Property and Assets. The assets, rights, Real Property, Leased Property, personal property, permits and Contracts of the Company (a) constitute all of the properties, assets and rights used in connection with the Business as currently conducted, and also (b) include all the assets, properties and rights necessary for the Buyer to conduct the Business in all material respects as currently conducted.

Section 3.27 Material Misstatements or Omissions. No representation or warranty of Seller or Alliance in this Agreement and no statement in the Disclosure Schedule contains any untrue statement of a material fact, or to the Knowledge of Seller, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.1 Corporate Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

Section 4.2 Authority of Buyer; No Breach. This Agreement has been duly authorized and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Buyer. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby to be consummated by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and perform its obligations under this Agreement.

Section 4.3 Litigation. There is and has been no legal, administrative, arbitration or other proceeding, or any investigation by any Governmental Entity pending or threatened against Buyer or any its assets, which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

Section 4.4 Licenses and Permits. Except as otherwise disclosed on Schedule 4.4 and except for licenses, permits and authorizations as may be required under this Agreement, Chapter 463 of the Nevada Revised Statues and the Gaming Regulations, no license or permit or authorization is required from any Governmental Entity for the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Buyer is

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qualified to obtain any permits, licenses, or authorizations necessary for Buyer to own the Company and to operate the Business.

Section 4.5 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of Buyer under, any provision of (i) the Articles of Incorporation or By-Laws or other organizational or governing documents of Buyer, (ii) any contractual obligation of Buyer under any contract (iii) any Order, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially or adversely limit or delay Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

Section 4.6 Brokerage Fees. No Person is entitled to any brokerage or finder’s fee or other commission from Buyer in respect of this Agreement or the transactions contemplated hereby.

Section 4.7 Consents and Approvals. Except as otherwise disclosed on Schedule 4.7 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, other federal securities laws, state securities or blue sky laws, and the HSR Act, Chapter 463 of the Nevada Revised Statutes and the Gaming Regulations, the execution and delivery of this Agreement by Buyer does not, and the performance of the transactions contemplated hereby by Buyer will not, require any filing with or notification to, or any consent, approval, authorization, waiver or permit from, any Governmental Entity or any other Person.

Section 4.8 Securities Act Representations. Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

Section 4.9 Material Misstatements or Omissions. No representation or warranty of Buyer in this Agreement contains any untrue statement of a material fact, or to the knowledge of Buyer, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.10 Financing. Buyer has, and will have at the Closing, the financial resources to consummate the transactions contemplated hereby and to pay Seller the Purchase Price in the manner set forth in this Agreement.

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ARTICLE V

COVENANTS OF SELLER

Section 5.1 Regulatory and Other Approvals. Seller shall, and shall cause the Company to, as promptly as practicable after the date hereof, at Seller’s expense, (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or other Person required in order to permit Seller or the Company to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entity as such Governmental Entity may reasonably request in connection therewith, and (c) provide reasonable cooperation to Buyer in connection with the performance of Buyer’s obligations under this Agreement. Seller will provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated hereby.

Section 5.2 Conduct of Business. Seller will cause the Company to conduct the Business only in the Ordinary Course of Business consistent with past practice. Without limiting the generality of the foregoing, Seller will cause the Company to use reasonable efforts, to the extent the officers of the Company believe such action to be in bests interests of the Company, to:

(a) preserve intact the present business organization and reputation of the Company in all material respects;

(b) keep available (subject to dismissals, resignations and retirements in the Ordinary Course of Business) the services of its employees;

(c) maintain the assets of the Company in good working order and condition, ordinary wear and tear excepted;

(d) maintain the good will of customers, suppliers and lenders and other Persons with whom the Company otherwise has significant business relationships;

(e) make necessary capital expenditures in the Ordinary Course of Business;

(f) proceed with or settle any pending or future lawsuits or regulatory actions; and

(g) diligently pursue and maintain all licenses and permits required for the operation of the business.

Section 5.3 Financial Statements and Reports; Budget.

(a) As promptly as practicable and in any event no later than thirty days after the end of each month ending after the date hereof and before the Closing Date, Seller will

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deliver to Buyer true and complete copies of the unaudited balance sheet and the related unaudited statements of operations of the Company, in each case as of and for each such month and the portion of the fiscal year then ended, as the case may be.

(b) As promptly as practicable, Seller will deliver to Buyer true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared or received by Seller or the Company relating to the Business.

Section 5.4 Cooperation. Seller and Alliance will generally cooperate with Buyer and its officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purpose of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 5.5 Cash on Hand.

(a) The assets of the Company on the Closing Date shall include all cash and cash equivalents used in the daily operations of the Business, including, without limitation, all cash on hand for table games and in game loads (net of tokens), coin and currency inventory, markers (at 5:00 P.M. on the Closing Date), imprest bank balances, cash in the registers and cash in the change banks (collectively, “Cash on Hand”), in an amount equal the daily average of the actual Cash on Hand for ninety day period preceding the Closing Date mutually agreed to by the accountants for Buyer and Seller. Any disagreement shall be resolved pursuant to Section 14.12 (the “Minimum Cash on Hand”).

(b) As soon as practicable after such a calculation, Seller, with representatives of Buyer present, will count down the Cash on Hand in the cage and count room(s) beginning at 4:00 A.M. on the Closing Date (the “Final Cash Count”). Buyer will be entitled to all Company collections received on and after 7:00 A.M. PST on the Closing Date.

(c) On or before three (3) business days after the Closing Date, a representative of Buyer and a representative of Seller shall jointly prepare a mutually agreed upon schedule (the “Final Cash Schedule”) based on the Final Cash Count that sets forth (i) the Cash on Hand and (ii) any post-closing payments required to be made by Seller to Buyer if the Cash on Hand is less than the Minimum Cash on Hand. Seller shall pay Buyer any amounts less than the Minimum Cash on Hand as provided in this Section 5.5 within five (5) business days after (i) the parties agree on the Final Cash Schedule, or (ii) any disagreement over the Final Cash Schedule is finally determined pursuant to Section 14.12 hereof.

Section 5.6 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Buyer, directly or indirectly, any right to control or direct the Company’s operations prior to the Closing Date. Prior to the Closing Date, Seller shall exercise complete control and supervision of the Business consistent with the terms and conditions of this Agreement.

Section 5.7 Seller’s Bank Accounts. Pursuant to Section 2.7, the existing bank accounts of the Company shall be designated as Seller’s Bank Accounts. Seller will be liable for any over drafts in Seller’s Bank Accounts on the Closing Date, and shall be entitled on the

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Closing Date to all cash in Seller’s Bank Accounts in excess of: (a) cash required to cover all unpaid and outstanding items of the Company other than obligations covered by the Post-Closing Adjustment (the “Outstanding Items”) and (b) Minimum Cash on Hand as required by Section 5.5. Outstanding Items shall be determined as of 10:01 A.M. on the Closing Date.

Section 5.8 Insurance and Insurance Benefits. If, prior to the Closing Date: (a) any of the Company’s assets are damaged by fire or other casualty, (b) such damage or other casualty is material, (c) Seller would reasonably repair such damage or replace such assets in the Ordinary Course of Business, and (d) such repair or replacement has not been completed as of the Closing Date, then Buyer will be entitled to receive at the Closing or as soon as practicable thereafter, the insurance proceeds, if any, arising out of such damage or other casualty, including the benefits of business interruption coverage, if any. Subsequent to the Closing Date, Seller will not settle any claim for damage or loss to any of the Company’s assets with any insurer without the prior written consent of Buyer to the extent Buyer is entitled to receive the insurance proceeds as provided above, which written consent shall not be unreasonably withheld.

Section 5.9 Restrictions. Except as disclosed on Schedule 5.9, Seller will cause the Company to refrain from:

(a) amending its Articles of Incorporation or By-Laws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b) other than in the Ordinary Course of Business, acquiring or disposing of, or incurring any material Lien (other than a Permitted Lien) on, any material assets of the Company;

(c) other than in the Ordinary Course of Business or as required by Law, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Material Contract or license material to the Business;

(d) other than in the Ordinary Course of Business (i) voluntarily incurring Indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts of Indebtedness discharged during such period), or (ii) canceling, discharging (in whole or in part) or waiving any right under any Indebtedness owed the Company in an aggregate principal amount exceeding $25,000;

(e) engaging with any Person in any merger or other business combination;

(f) other than in the Ordinary Course of Business or to the extent required by applicable Law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Employee Benefit Plan, employment-related contract or collective bargaining agreement;

(g) making any change in its fiscal year;

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(h) failing to keep the assets of the Company insured in accordance with customary industry practice and the past practices of the Company;

(i) failing to maintain the assets of the Company in good repair, order and condition (reasonable wear and use and damage by fire or other casualty excepted);

(j) failing to maintain the books and records of the Company materially in the usual, regular and ordinary manner on a basis consistent with that heretofore employed;

(k) failing to comply in all material respects with all Laws applicable to any of the assets of the Company or to the conduct of the Business;

(l) failing to timely file or cause to be timely filed all material Tax Returns required to be filed (taking into account applicable extensions) prior to the Closing Date or failing to pay any material applicable Taxes due on or before the Closing Date, except for Taxes the liability for which is disputed; and

(m) granting, conferring or awarding any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock.

Section 5.10 Notification. From the date of this Agreement to the Closing Date, Seller will promptly notify Buyer if: (a) Seller or the Company receives notice from any Governmental Entity in connection with the transactions contemplated hereby (except for Tax notices of which Seller must only advise Buyer if such notices would result in a Lien other than a Permitted Lien on the Company’s assets); (b) to the Knowledge of Seller any fact or circumstance makes any representation or warranty of Seller set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; or (c) there is any material breach of any covenant of Seller in this Article V or the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 impossible or highly unlikely.

Section 5.11 Surveys. Seller will deliver to Buyer copies of any surveys of the Owned Property and the Leased Property in its possession and will provide access to the Owned Property and the Leased Property to Buyer or its agents at reasonable times and on reasonable notice for the purpose of updating existing surveys or preparing new surveys. The updating of existing surveys and preparation of new surveys shall be paid by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its officers, directors, agents and employees for, from and against any loss, cost, expense or liability arising from Buyer’s survey activities on the Owned Property.

Section 5.12 Costs and Fees. Seller shall pay the following costs: (i) the premium for a CLTA standard coverage title policy with a limit of liability equal to the Purchase Price; (ii) one-half of the escrow fees for the Escrow Account; and (iii) one-half of any real property transfer tax.

Section 5.13 Landlord Estoppels. Seller shall use commercially reasonably efforts to obtain from each landlord under a lease for the Leased Property for the benefit of Buyer an estoppel certificate in the form required to be delivered by the landlord as specified in the underlying lease or, if no form is specified, an estoppel certificate, substantially in the form of

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Exhibit G (the “Estoppel Certificate”) certifying (a) the status of the underlying lease for the Leased Property and of any amendments and addenda thereto and (b) the absence of any default by Seller or its Affiliate, as tenant, under the lease for the Leased Property or, if any default is alleged to exist, the nature of such default.

Section 5.14 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer’s Advisors”) reasonable access to each of the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other document and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

Section 5.15 Non-solicitation. For a period of two (2) years from and after the Closing Date, Seller will not, and will not permit any of its Affiliates to employ or solicit the employment, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employee of Buyer or its Affiliates unless (a) such employee resigns voluntarily (without any solicitation from Seller or Company or their Affiliates), or (b) Buyer or its Affiliate, as the case may be, consents in writing to such employment or solicitation.

Section 5.16 Guarantees. On or before the Closing, Seller shall obtain the release of Company, in form and substance satisfactory to Buyer and effective as of the Closing, from any and all obligations of Alliance or its or their Affiliates, which the Company may have guaranteed and/or signed as maker, trustor, principal or co-obligor with Alliance or any of its or their Affiliates, including, but not limited to, the Company’s obligation as guarantor of the obligations of Alliance under the loan agreement dated September 5, 2003, among Alliance, the several lenders from time to time a party thereto, and Bank of America, N.A. as administrative agent (the “BofA Loan Agreement”), and the deed of trust securing an original indebtedness of $100,000,000, dated September 5, 2003, wherein Plantation Investments, Inc. appears as trustor, Prlap, Inc., appears as trustee and Bank of America, N.A., as administrative agent, as beneficiary, recorded September 5, 2003, as instrument No. 2916998 (the “BofA Deed of Trust”).

Section 5.17 Environmental Investigation

(a) As soon as practicable following the Signing Date, Seller shall conduct ground penetrating radar, electromagnetic survey or other geophysical investigations (any such technique, the “Testing”) on the entire portion of the Owned Property that is not physically covered by the casino (the “Investigation Area”). The purpose of the Testing shall be to determine if any underground storage tanks (the “Tanks”) remain in the ground in the Investigation Area.

(b) If any Tanks are found in the Investigation Area, Seller will (i) remove the Tanks and (ii) manage, in accordance with applicable regulatory standards, any residual contamination relating to the Tanks.

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(c) If no Tanks are found pursuant to the Testing, Seller will take three borings in the parcel of land just west of the casino identified as 2167 B Street in the Phase I Environmental Assessment conducted by McGinley & Associates dated August 24, 2003, where a gasoline service station is described to have been operated prior to 1973 (the “Boring Area”) to a depth of 15 feet. The soil extracted from these borings will be analyzed for concentrations of total petroleum hydrocarbons at three representative depths. If borings cannot be completed to a depth of 15 feet due to “refusal” of the drill rig, Seller shall develop reasonable evidence to demonstrate that such refusal is not related to the presence of a Tank, or shall attempt the boring at another location in the Boring Area until it is completed to a depth of 15 feet. If either Tanks or petroleum hydrocarbons at levels requiring management in accordance with applicable regulatory standards, are detected in the Boring Area pursuant these borings, Seller will, as applicable, (i) remove the Tanks, (ii) manage, in accordance with applicable regulatory standards, any residual contamination relating to the Tanks and (iii) manage, in accordance with applicable regulatory standards, any residual contamination relating to the petroleum hydrocarbons identified in the Boring Area.

(d) In the event that any Tanks and/or hydrocarbon contamination are detected and remedial measures are undertaken pursuant to applicable regulatory standards and this Section 5.17, Seller shall pursue such activities with reasonable diligence and, if such activities are not completed by the Closing Date, shall continue such activities past the Closing Date but shall, in no event, delay the Closing.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1 Regulatory and Other Approvals. Buyer shall as promptly as practicable after the date hereof, at its expense (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or any other Person required in order to permit Buyer to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in connection with the performance of their obligations under this Agreement. Buyer will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated hereby.

Section 6.2 Cooperation. Buyer will generally cooperate with Seller and Alliance and their respective officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be necessary to timely effectuate the purposes of this Agreement and the consummation of the transactions described herein in accordance with the provisions of this Agreement.

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Section 6.3 Non-solicitation. For a period of two (2) years from and after the Signing Date, Buyer will not, and will not permit any of its Affiliates to employ or solicit the employment, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employee of Alliance or its Affiliates unless (a) such employee resigns voluntarily (without any solicitation from Buyer or its Affiliates), or (b) Alliance consents in writing to such employment or solicitation.

Section 6.4 Notification. From the date of this Agreement to the Closing Date, to the extent known by it, Buyer will promptly notify Seller of any: (a) notice from any Governmental Entity in connection with the transactions contemplated hereby or (b) fact or circumstance that would make any representation or warranty of Buyer set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement.

Section 6.5 Guarantees. Between the date of this Agreement and the Closing, Buyer will use its best efforts to obtain the release of Seller, Alliance or any of their Affiliates, as of the Closing, from any and all obligations of the Company which Alliance, Seller or its Affiliates may have guaranteed and/or signed as a co-obligor with the Company, including, but not limited to any Company credit lines, guarantees of equipment or asset purchases and leases and from any and all bonds and sureties issued with respect to any and all ongoing projects being done by the Company.

Section 6.6 Costs and Fees. Buyer shall pay the following costs: (i) the difference in cost between the premium for a CLTA standard coverage title policy and the ALTA extended coverage; (ii) fees for recording and filing any required deed, (iii) the costs of any endorsements to the Title Policy requested by Buyer and not required to cure any Objectionable Title Matter which Seller expressly agreed to cure in Seller’s Title Response; and (iv) one-half of the escrow fees for the Escrow Account.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby are subject to satisfaction or valid waiver by Buyer of each of the following conditions:

(a) Buyer shall have received all of the deliveries required pursuant to Section 2.6(a) hereof;

(b) The representations and warranties made by Seller and Alliance in this Agreement, shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date;

(c) Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing;

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(d) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(e) All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of Seller to permit Seller or Alliance to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including, if required, under the HSR Act, shall have occurred;

(f) The consents and releases (or in lieu thereof waivers) listed in Schedule 7.1(f) shall have been obtained and shall be in full force and effect;

(g) Since the Financial Statement Date there has been no Material Adverse Effect on the Company;

(h) As of the Closing Seller shall have marketable title to and there shall be no Liens on the Shares;

(i) As of the Closing there shall be no Liens on the Owned Property that materially and adversely affect the value of the Real Property or the continued use thereof as currently conducted;

(j) Buyer shall have obtained from First American Title Insurance Company of Nevada (the “Title Company”), for each parcel of Real Property, an irrevocable commitment to issue an ALTA extended coverage policy of title insurance (including ALTA endorsement 3.1 (Zoning)) insuring fee simple title to the Owned Property in Buyer and fee simple title to a leasehold interest in the Leased Property in Buyer, in each case, subject only to Permitted Exceptions (each, a “Title Policy”, collectively, the “Title Policies”); provided, that if Buyer fails to timely obtain surveys required by the Title Company as a condition to issuance of the Title Policies, then Buyer’s obligation to close shall be conditioned upon receipt of standard coverage policies of title insurance; and

(k) Seller shall have used commercially reasonable efforts to deliver to Buyer the Estoppel Certificate, dated as of a date not more than two business days prior to the Closing Date.

(l) The BofA Deed of Trust shall have been cancelled or reconveyed as of or prior to the Closing.

(m) Seller shall have caused the release of Company, effective as of or prior to the Closing, in form and substance satisfactory to Buyer, from any and all obligations of Alliance or its Affiliates which the Company may have guaranteed and/or signed as maker, trustor, principal or co-obligor with Alliance or any of its or their Affiliates, including, but not limited to, the Company’s obligation as guarantor of the obligations of Alliance under the BofA Loan Agreement.

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Section 7.2 Conditions to Obligations of Seller and Alliance. The obligation of Seller and Alliance to consummate the transactions contemplated hereby are subject to the satisfaction or valid waiver by Seller and Alliance of each of the following conditions:

(a) Seller shall have received all of the deliveries required pursuant to Sections 2.4 and 2.6(b) hereof;

(b) The representations and warranties made by Buyer in this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date;

(c) Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing;

(d) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(e) All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of Buyer to permit Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including, if required, under the HSR Act, shall have occurred; and

(f) The consents and releases (or in lieu thereof waivers) listed on Schedule 7.2(f) shall have been obtained and shall be in full force and effect.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS MATTERS

Section 8.1 Termination of Participation. During the period from the Closing Date until the end of the twelve month period following the Closing Date, Buyer shall maintain or cause to be maintained, wages and employee benefits for employees of the Company that are customary to the industry in northern Nevada. Effective as of the Closing Date, Buyer shall cause Company to terminate its participation in any Employee Welfare Benefit Plan sponsored by Seller or its Affiliates and offer to eligible employees of Company the right to participate in the Employee Welfare Benefit Plans currently maintained by Buyer. Nothing contained herein shall be construed as limiting Buyer’s and Company’s right to terminate employees of Company.

Section 8.2 Management Incentive Plan. Buyer will maintain, or cause to be maintained, the Company’s Management Incentive Plan, as in effect on the date hereof, through the end of the fiscal year in which the Closing occurs, with bonuses to be paid to each of the

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Company’s employees participating hereunder in the amount of such bonus as such employee would have earned if the transactions contemplated hereby had not occurred, in all events on a basis consistent with past practice.

Section 8.3 Waiver of Preexisting Conditions and Service Credit. With respect to the employee benefit plans, programs and arrangements (“Buyer Plans”), Buyer will (a) waive all limitations as to waiting periods for those employees of Company participating in Company benefit plans immediately prior to the Closing, and will use commercially reasonable efforts to waive pre-existing conditions, but will not waive exclusions, with respect to participation and coverage requirements applicable to the employees of the Company under any Buyer Plan that such employees may be eligible to participate in after the Closing Date and (b) provide each employee of the Company with credit for all service with the Company and its Affiliates for all purposes under each Buyer Plan in which such employees are eligible to participate; provided, that employees of Company shall not be credited for any co-payments and deductibles paid prior to the Closing Date in the plan year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of pocket requirements under any Buyer Plans that such employees are eligible to participate in after the Closing Date, and provided, further, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. The parties hereto agree that the representation contained in clause (a) relating to the use of commercially reasonable efforts to waive pre-existing conditions is being given only to Seller and its Affiliates, and no employee of Company or other third party may rely on such representation or have any claim or right against Buyer and its Affiliates for any breach of such representation by Buyer or its Affiliates.

Section 8.4 Welfare Plans. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other Employee Welfare Benefit Plans expenses and benefits for each employee and former employee of the Company with respect to claims incurred by such employees or former employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to any claims incurred by employees of the Company or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred (i) when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, and, (iii) in the case of short-term or long-term disability benefits, when the disability occurs.

Section 8.5 COBRA. On the Closing Date, Seller will assume any and all obligations of Company and its Affiliates (including, but not limited to, any health plans sponsored by Company and its Affiliates) to provide continuation coverage to all of the Company’s “M & A qualified beneficiaries” (as defined in the applicable Treasury Regulations) with respect to the transactions contemplated hereby pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 8.6 401(k) Plan Assets. Employees of the Company shall cease to accrue benefits and service credit under the Alliance 401(k) Plan as of the Closing Date. Effective as of the Closing Date, Buyer shall establish, or shall cause the Company to establish, a new plan that is tax-qualified under Section 401(a) of the Code (the “Buyer 401(k) Plan”) that includes an arrangement described in Section 401(k) of the Code and an associated trust. Buyer 401(k) Plan shall accept rollovers from Alliance 401(k) Plan from Company employees employed by the

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Company on the Closing Date. Prior to Closing, Buyer shall provide to Seller evidence reasonably satisfactory to Seller that Buyer 401(k) Plan and the associated trust shall have been established and that Buyer 401(k) Plan qualifies under the requirements of Section 401(a) of the Code.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Seller. From and after the Closing (except as otherwise provided in this Section 9.1), Seller and Alliance will indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, “Losses”) reasonably incurred by Buyer in connection with, or resulting from, any or all of the following:

(a) Any breach of any representation or warranty made by Seller in this Agreement;

(b) Any breach in the performance of any covenant, agreement or obligation of Seller or Alliance contained in this Agreement; and

(c) Any Environmental Liabilities resulting from Hazardous Materials (i) present on the Owned Property prior to the Closing, or (ii) present on the Owned Property or the Leased Property that were caused by the Company and that occurred prior to the Closing or otherwise relate to the pre-Closing operations of the Business.

Section 9.2 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and Alliance and each of their respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all Losses reasonably incurred by Seller or Alliance in connection with, or resulting from, each and all of the following:

(a) Any breach of any representation or warranty made by Buyer in this Agreement;

(b) Any breach in the performance of any covenant, agreement or obligation of Buyer in this Agreement; and

(c) Any Environmental Liabilities resulting from Hazardous Materials released on the Owned Property or the Leased Property subsequent to the Closing or which otherwise relate to the post-Closing operations of the Business.

Section 9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall

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promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim; provided however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not result in actual and material prejudice to the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

Section 9.4 Defense of Third Party Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may (but shall not be obligated to), upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the indemnified party in writing, within 15 days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the Indemnifying Party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party will be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the Indemnifying Party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, however, that in any circumstances in which the indemnified party has assumed the defense of a claim, the indemnified party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the Indemnifying Party shall reimburse the indemnified party on a monthly basis for the reasonable fees and expenses of counsel retained by the indemnified party, which counsel shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

Section 9.5 Limitation on Buyer’s Indemnity Claims.

(a) No claim, demand, suit or cause of action shall be brought against Seller and/or Alliance under this Article IX, unless and until the aggregate amount of all Losses under this Article IX exceeds Twenty-Five Thousand Dollars ($25,000), in which event, Buyer shall be

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entitled to indemnification from Seller and/or Alliance only for all losses in excess of Twenty-Five Thousand Dollars ($25,000).

(b) Notwithstanding any other provisions of this Article IX, the aggregate amount of indemnification that may be asserted by Buyer against Seller and/or Alliance for non-Environmental Liabilities under this Article IX, shall be limited to Two Million, Two Hundred Fifty Thousand Dollars ($2,250,000); and the aggregate amount of indemnification that may be asserted by Buyer against Seller under this Article IX for any Environmental Liabilities (exclusive of any claims for indemnification for any other matters under this Article IX) shall be limited to Five Million Dollars ($5,000,000).

(c) None of the monetary limitations contained in this Section 9.5 shall apply to any Losses relating to: (i) any matter that is based upon the fraud, willful misconduct or intentional breach of Seller or Alliance, or (ii) any breach of any representation or warranty in Sections 3.3, 3.6, 3.9 and 3.14.

Section 9.6 Limitations on Seller’s Indemnity Claims.

(a) No claim, demand, suit or cause of action shall be brought against Buyer under this Article IX, unless and until the aggregate amount of all Losses under this Article IX exceeds Twenty-Five Thousand Dollars ($25,000), in which event, Seller shall be entitled to indemnification from Buyer only for all losses in excess of Twenty-Five Thousand Dollars ($25,000).

(b) Notwithstanding any other provisions of this Article IX, the aggregate amount of indemnification that may be asserted by Seller against Buyer under this Article IX, shall be limited to Two Million, Two Hundred Fifty Thousand Dollars ($2,250,000).

(c) None of the monetary limitations contained in this Section 9.6 shall apply to any Losses relating to (i) any matter that is based upon the fraud, willful misconduct or intentional breach of Buyer, or (ii) the post-Closing actions, obligations or liabilities of Buyer or the Company.

Section 9.7 General Limitations on Claims.

(a) Other than claims based upon fraud or willful misconduct of the parties hereto, Buyer and Seller agree that their obligations to satisfy any claim for Losses under this Article IX shall not include any punitive, incidental, indirect, special or consequential damages including, but not limited to, damages for lost revenues, income, profits or tax benefits, diminution in value or any other damage or loss resulting from the disruption to or loss of operation of the Business.

(b) The amount of any Losses shall be reduced by any insurance recoveries or indemnities or contribution or similar payments actually received by the Indemnified Party from any third party as a result of the incurrence of such Losses or the facts or circumstances giving rise thereto, net of any costs of collection or other fees, costs and expenses actually incurred by the Indemnified Party in obtaining such insurance recoveries, indemnities, contributions or similar payments. If an Indemnifying Party pays to an Indemnified Party an amount in respect of

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a Loss, and the Indemnified Party subsequently receives from a third party a sum which relates to such Loss, the Indemnified Party shall forthwith repay to the Indemnifying Party so much of the amount paid by such Indemnified Party as does not exceed the sum recovered by the Indemnified Party from the third party less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining that payment and in recovering that sum from the third party.

(c) Absent fraud or willful misconduct, the sole and exclusive remedy for the parties hereto for Losses arising from Environmental Liabilities shall be any Losses arising pursuant to Section 9.1(c) and Section 9.2(c).

(d) Absent fraud or willful misconduct, the sole and exclusive remedy for the parties hereto for Losses arising from any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provisions of this Article IX.

ARTICLE X

TERMINATION

Section 10.1 Termination.

(a) This Agreement may be terminated (except as set forth in Section 10.1(c)) and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)	by mutual written consent of Seller and Buyer;

(ii)	by Seller, provided that Seller is not in default under Section 14.1, if Seller determines that a bona fide written proposal concerning an alternative transaction constitutes a Superior Proposal;

(iii)	by Seller (1) if any of the material conditions and obligations to be performed under this Agreement by Buyer shall have become incapable of fulfillment, and shall not have been waived by Seller or Alliance, or such conditions and obligations shall have been materially breached and such breach has not been cured (if capable of being cured) by such breaching party or parties, within thirty days after written notice by Alliance or Seller, (2) all of the gaming license applications required to be submitted to the Nevada Gaming Control Board pursuant to Section 6.1, have not been so submitted within forty five days after the date hereof, or (3) if Buyer does not diligently pursue all gaming license applications;

(iv)	by Buyer, if any of the material conditions and obligations to be performed under this Agreement by Seller or Alliance shall have become incapable of fulfillment, and shall not have been waived by Buyer, or such conditions and obligations shall have been materially breached and neither Seller nor Alliance has cured such breach (if capable of being cured) within thirty days after written notice by Buyer;

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(v)	by Seller, if the Closing does not occur on or prior to May 31, 2004, other than by reason of a material breach by Seller or Alliance of any of their respective covenants or obligations under this Agreement;

(vi)	by Buyer, if the Closing does not occur on or prior to May 31, 2004 by reason of the material breach by Seller or Alliance of any of their respective covenants or obligations under this Agreement;

(vii)	by Buyer, if Seller elects (or is deemed to have elected) not to cure any Objectionable Title Matter, Buyer shall have until five (5) business days after Seller gives or is deemed to have given Seller’s Title Response (the “Termination Notification Period”) to terminate this Agreement by giving written notice to Seller. If Buyer does not, within the Termination Notification Period, give written notice to Seller terminating this Agreement, then Buyer shall be deemed to have waived its objections to the Objectionable Title Matters that Seller did not agree to cure in Seller’s Title Response, and the corresponding Objectionable Title Matters shall thereupon be deemed Permitted Exceptions;

(viii)	by Buyer, if six (6) times the Closing EBITDA of the Company is less than Thirty Four Million, Five Hundred Dollars ($34,500,000); or

(ix)	by Buyer, if in the event that fire damage or other major casualty to the casino constitutes a Material Adverse Effect, and the Buyer elects to terminate the Agreement pursuant to this Section 10.1(a)(ix) instead of consummating the transactions contemplated hereby and collecting any available insurance proceeds pursuant to Section 5.8.

(b) In the event of termination by Seller or Buyer pursuant to this Section 10.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated hereby shall be terminated, without further action by either party. If the transactions contemplated hereby are terminated as provided herein:

(i)	Buyer shall return all documents and copies and other material received from Seller and/or Alliance relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii)	all confidential information received by Buyer with respect to the Business, Alliance or Seller shall be treated in accordance with the Confidentiality Agreement, between Alliance and Buyer, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated pursuant to Section 10.1(a)(ii) above, promptly upon termination of this Agreement Buyer shall receive the Deposit in the Escrow Account and all interest earned thereon and Seller shall pay to Buyer any actual and documented reasonable out-of-pocket expenses incurred by Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby, in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Buyer Expenses”), by wire transfer of immediately available funds, and (iii) Seller shall pay to Buyer, as liquidated damages, the amount of One Million Five Hundred Thousand Dollars ($1,500,000).

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(d) If this Agreement is terminated pursuant to Sections 10.1(a)(iii) or 10.1(a)(v) above, promptly upon the termination of this Agreement Seller shall receive the Deposit in the Escrow Account and all interest earned thereon and Buyer shall pay to Seller any actual and documented reasonable out-of-pocket expenses incurred by Seller or Alliance in connection with this Agreement and the consummation of the transactions contemplated hereby, in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) by wire transfer of immediately available funds.

(e) If this Agreement is terminated pursuant to Sections 10.1(a)(iv) or 10.1(a)(vi) above, promptly upon the termination of this Agreement Buyer shall receive the Deposit in the Escrow Account and all interest earned thereon and Seller shall pay to Buyer, as liquidated damages, $1,000,000 plus the Buyer Expenses, by wire transfer of immediately available funds.

(f) If this Agreement is terminated pursuant to Sections 10.1(a)(vii) above, promptly upon the termination of this Agreement Buyer shall receive the Deposit in the Escrow Account and all interest earned thereon and Seller shall pay to Buyer, as liquidated damages, the Buyer Expenses, by wire transfer of immediately available funds.

(g) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 14.2 relating to certain expenses, (ii) Sections 3.17 and 4.6 relating to finder’s fees and broker’s fees and (iii) this Section 10.1. Nothing in this Section 10.1 shall be deemed to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XI

SURVIVAL; PURSUIT OF CLAIMS; NO OTHER REPRESENTATIONS

Section 11.1 Post-Closing Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein will survive until two years following the Closing Date; provided however, that the representations and warranties in Section 3.16 and the covenants and agreements in Sections 9.1(c) and 9.2(c) will survive until five years following the Closing Date; provided further, that the representations and warranties in Sections 3.3, 3.6, 3.9 and 3.14 and the covenants and agreements in Sections 8.6 and 8.7 and Article XII shall survive until the expiration of the applicable statutes of limitations. The limitations set forth in this Section 11.1 regarding the survival of claims for breach of representations and warranties shall not apply to any claims arising out of fraud or willful misconduct in the making of the representations and warranties set forth herein.

Section 11.2 Pursuit of Claims. In the event of a claim relating to the representations and warranties in Section 3.6, Buyer agrees that it will first pursue and exhaust any claim and appeal it may have against the Title Company before Buyer pursues any claim it may have against Seller or Alliance pursuant to Section 9.1 or otherwise. Seller and Alliance shall be entitled to a credit against any claim for Losses that Buyer otherwise has against Seller and Alliance for all sums recovered from the Title Company. If Buyer pursues such claim against the

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Title Company, the time period in Section 11.1 regarding the survival of claims for breach of the representation and warranties of Section 3.6 shall be extended for a period of thirty days following the exhaustion of any remedy Buyer may have against the Title Company.

Section 11.3 No Other Representation. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that (a) none of the parties hereto are making any representation or warranty whatsoever, express or implied, other than those express representations and warranties contained in this Agreement, and (b) none of the parties hereto has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written of any kind to the other party hereto upon which such party is relying, or in connection with which (i) Buyer has made decisions concerning the purchase of the Shares or the transactions contemplated hereby or (ii) Seller has made decisions concerning the transactions contemplated hereby.

ARTICLE XII

TAX MATTERS

Section 12.1 Section 338(h)(10) Election.

(a) Buyer and Seller hereby agree that they will jointly make an election under Code Section 338(h)(10) (and the Treasury Regulations promulgated thereunder) and any analogous election under state law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder. Buyer and Seller agree to cooperate with each other in preparing, executing and filing any tax forms and other documents required under Section 338(h)(10) of the Code and other applicable laws so that the Section 338(h)(10) Election will be made in a proper and timely manner.

(b) Prior to the Closing Date, Buyer and Seller shall agree upon an allocation of the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder, as agreed by Buyer and Seller prior to the Closing (the “Allocation”). Such Allocation will be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) Election. Buyer and Seller each hereby agree not to take any position inconsistent with the Section 338(h)(10) Election or the Allocation in any Tax Return or otherwise, unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code.

(c) On the Closing Date, Buyer and Seller shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and any forms required to make any elections under state law that are analogous to a Section 338(h)(10) Election. Such Forms 8023 and analogous forms will reflect the Allocation as agreed upon by Buyer and Seller. In the event of any Post-Closing Adjustment or other Purchase Price adjustment hereunder, Buyer and Seller agree to adjust the Allocation to reflect such Purchase Price adjustment, and to file consistently any Tax Returns required as a result of such Purchase Price adjustment.

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Section 12.2 Tax Returns. Alliance shall prepare or cause to be prepared and timely file or cause to be filed (taking into account all applicable extensions) with the IRS all federal income and with the appropriate state agencies in Nevada any state income, gaming revenue, and franchise Tax Returns required to be filed by Alliance and its affiliated group with respect to the Company for all taxable years ending at or before the Closing Date, and shall pay all Taxes due with respect to such Tax Returns. Buyer shall timely prepare and file with the appropriate Tax authorities all other Tax Returns required to be filed by the Company and with respect to periods beginning before and ending after the Closing Date (“Straddle Periods”) all taxes payable thereunder shall be prorated between Buyer and Seller as of the Closing Date, apportioned based on the actual operations of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, except that (i) any Taxes for a Straddle Period that are calculated on an annual basis shall be apportioned based on the number of days in the period ending on the Closing Date and the number of days in the period beginning after the Closing Date, and (ii) any transaction with respect to the Company outside the ordinary course of business occurring on the Closing Date shall be treated for this purpose as occurring at the beginning of the day following the Closing Date. To the extent that any Taxes of the Company with respect to any Straddle Period have been paid prior to the Closing Date, the amount of any such prepaid Taxes apportioned to the period after the Closing Date shall be for the credit of Seller and shall be paid to Seller, or credited against any liability of Seller to pay amounts to Buyer for accrued liabilities, as set forth in Section 2.8. With respect to any Tax Returns prepared by Buyer relating to Straddle Periods, Buyer shall provide Seller with copies of such Tax Returns at least 30 days before the due date thereof, and Buyer shall make such changes to such Tax Returns as Seller shall reasonably request. Alliance, Seller, the Company and Buyer shall take all actions necessary or appropriate to cause the taxable year of the Company to end on the Closing Date to the extent permitted by law.

Section 12.3 Transfer Taxes. Seller and Buyer shall each pay ½ of all transfer Taxes resulting from the transactions contemplated by this Agreement.

Section 12.4 Cooperation. Buyer, the Company, Seller and Alliance shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods, and making employees available on a mutually convenient basis to provide any information or explanation of any material provided hereunder, or to testify at any Tax proceedings. For a period of seven years after the Closing Date or such longer period as may be required by law, Buyer shall, and shall cause the Company to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Company for all taxable periods or portions thereof ending on or prior to the Closing Date to the extent Buyer or the Company received or had possession of such records on the Closing Date. Thereafter, Buyer shall not, nor shall Buyer permit the Company to, destroy or dispose f any such Tax Returns, books or records unless it first offers such Tax Returns, books or records to Alliance in writing and Alliance fails to accept such offer within sixty days of it being made.

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Section 12.5 Tax Contests. If, subsequent to the Closing Date, Buyer or the Company receives notice of an audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes of the Company that could result in an indemnity payment to Buyer or any of its affiliates pursuant to Section 9.1 (a “Tax Claim”), Buyer shall promptly notify Seller and Alliance in writing of such Tax Claim, stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by Buyer. If notice of a Tax Claim is not given to Seller and Alliance within a sufficient period of time to allow Seller and Alliance to effectively contest such Tax Claim, or in reasonable detail to apprise Seller and Alliance of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Seller and Alliance shall not be liable to the Buyer or the Company or any of their affiliates to the extent that Seller’s and Alliance’s ability to effectively contest such Tax Claim is prejudiced as a result thereof. With respect to any Tax Claim, Alliance shall have the right to control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals proceedings, hearings and conferences with any Tax authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits or contest the Tax Claim in any permissible manner, provided however, that Alliance may not, without Buyer’s consent, settle or close any Tax matters if the results of a Tax audit or proceeding are likely to materially increase the Tax liabilities of the Company for any taxable period beginning on or after the Closing Date. If any provisions of this Section 12.5 conflict with the provisions of Section 9.4, the provisions of this Section 12.5 shall govern.

Section 12.6 Refunds. Any Tax refunds that are received by Buyer or the Company that relate to Tax periods (or portions thereof) of the Company ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay, or shall cause the Company to pay, to Seller any such refund promptly after it is received.

ARTICLE XIII

OTHER AGREEMENTS

Section 13.1 Agreements Regarding Title, Title Insurance Policies and Exceptions.

(a) Buyer acknowledges receipt of the Preliminary Title Report and all documents of record listed as title exceptions in the Preliminary Title Report (the “Title Exceptions”).

(b) Buyer shall have 5 business days after the date hereof (the “Exception Review Period”) within which to review and approve or disapprove the matters affecting the Company’s title to the Real Property disclosed by the Surveys or the Preliminary Title Report. Prior to expiration of the Exception Review Period, Buyer shall notify Seller in writing of any objections to the Company’s title to the Real Property as disclosed by the Survey or the Preliminary Title Report (the “Objectionable Title Matters”). All matters affecting the Company’s title to the Real Property and disclosed by the Surveys or the Preliminary Title Report shall, if not timely objected to by Buyer in its Objectionable Title Matters, be deemed Permitted Exceptions. If Buyer timely gives notice to Seller of any Objectionable Title Matters, then Seller

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shall within ten (10) days after receiving Buyer’s notice of Objectionable Title Matters give written notice to Buyer specifying whether Seller will cure any Objectionable Title Matters (“Seller’s Title Response”). Seller’s failure to timely deliver Seller’s Title Response shall be deemed Seller’s election not to cure any Objectionable Title Matter.

(c) Following expiration of the Exception Review Period, Permitted Exceptions shall also include those other title exceptions which (i) are disclosed or become apparent to Buyer after the date hereof, (ii) are not already Permitted Exceptions, and (iii) are not caused by the knowing and intentional act of Seller, Company or an Affiliate of Seller after the date hereof, and which do not materially and adversely affect the value of the Real Property or the continued use thereof as currently conducted.

(d) Seller shall cause all Objectionable Title Matters that Seller expressly agreed to cure in Seller’s Title Response to be removed as an exception to Buyer’s title as set forth in the Title Policies.

(e) Seller and Buyer shall cooperate diligently to provide customary documents required by the Title Company as a condition to the issuance of the Title Policies.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 No Solicitation. Notwithstanding Section 10.1(a)(ii), neither Seller nor Company shall, prior to Closing, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of the Shares or any equity interest in the Company or all or any material portion of the assets of the Company or any business combination with the Company, or, except to the extent legally required in the discharge of their fiduciary duties, recommend or endorse, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller and Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. The Seller and the Company shall immediately notify the Buyer if any such proposal or offer, or other any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact and include with such notice and description the identity of the Person making the proposal, offer, inquiry or contact and any written materials received by the Company regarding any proposal, offer, inquiry or contact and also agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

Section 14.2 Fees and Expenses. Each party to this Agreement shall bear its own attorneys’, accountants’ and other fees, costs and expenses incurred in connection with the negotiation and the consummation of the transactions contemplated hereby.

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Section 14.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Seller or Alliance:	Alliance Gaming Corporation 6601 South Bermuda Road Las Vegas, Nevada 89119 Telecopy: (702) 896-7990 Attention: Legal Department

With a copy (which does not constitute notice) to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 Telecopy: (213) 229-7520 Attention: Peter F. Ziegler, Esq.

If to Buyer:	The Sands Regent 345 North Arlington Avenue Reno, Nevada 89501 Telecopy: (775) 348-6241 Attention: Rob Medeiros

With a copy (which does not constitute notice) to:	Bible Hoy & Trachok 201 W. Liberty Street, 3rd Floor Reno, Nevada 89501 Telecopy: (775) 786-7426 Attention: David L. Mousel

Section 14.4 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties, except that with Seller’s prior written consent, which consent shall not be unreasonably withheld, the indemnity from the Seller to Buyer in Article IX may be collaterally assigned by Buyer to one or more lenders or collateral agents in connection with financing the acquisition of the Business, the Owned Property and or the Leased Property. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 14.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Nevada.

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Section 14.6 Counterparts. This Agreement may be executed by facsimile copy and in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section 14.7 Complete Agreement. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to Sections 2.4 and 2.6 of this Agreement contain or will contain the entire agreement among the parties with respect to the transactions contemplated hereby and shall supersede all prior or contemporaneous oral or written negotiations, commitments, agreements and understandings with respect to such subject matter.

Section 14.8 Modifications, Amendments and Waivers. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

Section 14.9 Limit on Interest. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

Section 14.10 Further Assurances. Each party will execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

Section 14.11 Contract Interpretation; Construction of Agreement.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated. Each reference in this Agreement to “including” or words of similar import shall be deemed to be followed by “without limitation.”

(b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 14.12 Dispute Resolution. All disputes arising under this Agreement shall be settled by binding arbitration in the manner provided in this Section 14.12.

(a) Arbitration-Demand. Either Buyer of Seller may demand arbitration by giving to the other a notice specifying with particularity the issue(s) in dispute, the amount involved, and the remedy requested. Demand for arbitration must be given within ninety (90) days after the date of the act or omission out of which the dispute arose. Within twenty (20) days after receipt of the notice, the responding party shall answer the demand in writing, specifying with particularity the facts or issues that the responding party disputes.

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(b) Arbitrators. Within ten (10) days after the responding party’s answer, each of Buyer and Seller shall select one qualified arbitrator. Each arbitrator shall be a disinterested person qualified by education and experience to hear and determine the issues and facts to be arbitrated. Within ten (10) days after their selection, the arbitrators so chosen shall select a neutral arbitrator. If the named arbitrators cannot agree on a neutral arbitrator, either arbitrator may make application to the senior judge of the United States District Court for the District of Nevada, with a copy to both parties, requesting that court to appoint the third arbitrator. The court’s selection shall be final and binding on the Parties. If either party does not name an arbitrator, the arbitrator named by the other party shall serve as the sole arbitrator.

(c) Hearing. As soon as practicable upon appointment of the third arbitrator, each party shall present in writing to the arbitrators (with a copy to the other party) its statement of the issues and facts in dispute. Any question regarding the arbitrability of the dispute shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet at a time and place reasonably convenient for the parties, after giving each party at least ten (10) days notice. Unless otherwise agreed in writing, arbitration shall be held in Reno, Nevada. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. If there is any conflict between the provisions of this Agreement and the provisions of the rules of the American Arbitration Association, the provisions of this Agreement shall prevail. The failure of a party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall be required at all hearings. Action of the arbitrators shall be by majority vote. After hearing the parties in regard to the matter in dispute, taking such evidence and making such other investigations as justice requires and as the arbitrators deem necessary, they shall decide the issues submitted to them within ten (10) days thereafter and serve a written and signed copy of the award upon each party.

(d) Award. The award shall be final and binding on all of the parties hereto, and judgment on the award may be entered by any court of competent jurisdiction. If the parties settle the dispute in the course of the arbitration, the settlement shall be approved by the arbitrators on request of either party and shall become the award. Fees and expenses of the arbitration shall be allocated between the parties as provided by the arbitrators. The prevailing party in the arbitration proceedings shall be entitled to receive from the other party reasonable attorneys’ fees to be determined by the arbitrator(s).

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

SELLER	APT GAMES, INC., a Nevada corporation

	By:	/s/ ROBERT L. SAXTON

	Name:	Robert L. Saxton
	Title:	Treasurer

ALLIANCE	ALLIANCE GAMING CORPORATION, a Nevada corporation

	By:	/s/ ROBERT L. SAXTON

	Name:	Robert L. Saxton
	Title:	Treasurer

BUYER	THE SANDS REGENT, a Nevada corporation

	By:	/s/ FERENC B. SZONY

	Name:	Ferenc B. Szony
	Title:	President/C.E.O.